Exhibit 10.29

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of May 11, 2004 (the “Agreement”), is by and among SPEEDWAY TBA, INC., a North Carolina corporation (“Buyer”), and NORTH CAROLINA SPEEDWAY, INC., a North Carolina corporation (“Seller”).

RECITALS

WHEREAS, the parties hereto desire for Seller to sell, and Buyer to purchase, the Assets (as that term is hereinafter defined) on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

ARTICLE I- DEFINITIONS

1.1 Definitions The following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Assets” means all of the right, title and interest of Seller in, to and under all of the tangible and intangible assets used in the Business, including, without limitation, the following:

(a) the Real Property;

(b) all of the inventory and supplies listed on Schedule l.l(a);

(c) all of the fixed assets listed on Schedule l.l(b);

(d) all Contracts;

(e) all Seller Intellectual Property;

(f) all rights, claims or causes of action of Seller against third parties (other than Affiliates of Seller) relating to the assets, properties, business or operations of the Business and arising out of transactions occurring prior to the Closing Date;

(g) all promotional materials and memorabilia relating to the assets, properties or Business of the Seller;

(h) all books and records (including all data and other information stored on discs, tapes or other media, correspondence and similar documents and records) relating exclusively to the Business; and

(i) all other intangible rights and property of Seller, including goodwill, customer lists (in the form described in Section 4.2(j) below), telephone, telex and facsimile numbers, email and domain names and addresses, and other directory listings and addresses utilized by Seller in connection with the Business.

provided, however, that notwithstanding any of the foregoing, the “Assets” shall not include any of the Excluded Assets.

“Business” means the business of operating a motorsports facility at the Real Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required to close.

“Buyer Ancillary Agreements” means all agreements, instruments, certificates and other documents being or to be executed and delivered by Buyer under this Agreement, but not including the Settlement Agreement (as defined in Section 5.3 below).

“Buyer Parent” means Speedway Motorsports, Inc., a Delaware corporation.

“Closing” means the closing of the transfer of the Assets from Seller to Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means the following contracts, leases and agreements: (a) the contracts and agreements listed on Schedule 1.1(d); and (b) all other contracts and agreements to which Seller is a party and which Buyer specifically agrees to assume pursuant to the Assignment and Assumption Agreement (as defined in Section 2.3).

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or restrictive covenant of any kind.

“Environmental Claim” means any actual or threatened complaint, judgment, demand, request for information, legal action, administrative proceeding, lien, order, directive, claim, citation, assessment, notice or liability made, presented, sought or alleged by any person or entity (including without limitation a government entity) and that (i) relates to or arises out of events, acts, omissions or conditions on or prior to the Closing, other than those caused by Buyer and its Affiliates, provided that, environmental matters discovered by Buyer’s investigation of the Real Property shall not be deemed to have been cased by Buyer and its Affiliates, (ii) relates to the Business or the Assets or the use, ownership or operation thereof, and (iii) arises under or relates to any Environmental Law. Environmental Claims include without limitation any and all (x) enforcement, clean-up, Response Actions or other governmental regulatory actions initiated, completed, pending or threatened, (y) claims made, threatened or prosecuted by any third party, and (z) proceedings for the recovery of any damages, indemnification, contribution, cost recovery, compensation, Losses or injury, including without limitation personal injury.

“Environmental Condition” means any condition, contamination, constituent(s) or set of circumstances in, on, under, around or related to the Business or the Assets that is present on or prior to the Closing and that (i) requires or may require any Response Action pursuant to any Environmental Law, (ii) constitutes or may constitute a threat to or endangerment of health, safety, property or the environment, or (iii) otherwise gives rise to liability under any Environmental Law, including without limitation the presence or Release, or threatened Release, of any Hazardous Material into, on or under the air, soil, surface water, groundwater or other media.

“Environmental Laws” means any and all past, present and/or future Laws relating to health, safety or pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, spills or other Releases or threatened Releases of Hazardous Materials into or impacting the environment or natural resources (including, without limitation, ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendments or successor statutes to any of the foregoing, and the rules, regulation, permits orders and decrees implementing the same and all analogous state and local laws, rules regulations, permits, orders and decrees and common law, including without limitation, principles of nuisance, negligence, trespass and strict liability.

“Excluded Assets” mean all of Seller’s right, title or interest in, to and under the following: (a) all cash, bank deposits and cash equivalents; (b) all notes receivable and trade accounts receivables; (c) all security deposits; (d) all rights, claims or causes of action of Seller against third parties which may arise in connection with the discharge by Seller of the Excluded Liabilities; (e) all contracts of insurance, together with any prepaid premiums paid and any proceeds received with respect thereto; (f) the employee benefit agreements, plans or arrangements of Seller or otherwise maintained by Seller; (g) any other contracts of Seller not specifically included within the definition of the Assets; and (h) the assets set forth on Schedule l.l(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means the United States generally accepted accounting principles consistently applied.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Hazardous Materials” means all substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles, which (from use,

handling, processing, storage, emission, disposal, spill, Release or any other activity or for any other reason) are regulated by, form the basis of liability under, or are defined as hazardous, extremely hazardous or toxic under, any Environmental Laws, including, without limitation, petroleum or any byproducts or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls, radon or other radioactive substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, alcohols, chemical solvents, pollutants or contaminants, or any other material or substance which constitutes a health, safety or environmental hazard to any person, property or natural resource.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Key Employees” means Chris Browning, Cary Pequet, Kristy King and Vicki Cox.

“Intellectual Property” means (a) works of authorship in which copyright protection subsists, whether registered or unregistered, and pending applications to register the same; (b) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto; (c) United States, state or foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing; and (d) confidential and proprietary ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, including without limitation any formulae, pattern, device or compilation of information which is used in a business and which derives independent commercial value from not being generally known or readily available.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of any of the Persons listed on Schedule 1.1 (f) and any information which such Persons would reasonably be expected to be aware of in the prudent discharge of their duties in the ordinary course of business on behalf of Seller.

“Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Parties” means all of the parties hereto.

“Permitted Encumbrances” means (i) liens for Taxes with respect to the Assets with respect to 2004 which are not yet due and payable; and (ii) with respect to the Real Property, utility easements and other encumbrances of record which in Buyer’s reasonable judgment do not affect the value of the Real Property or Buyer’s ability to use the Real Property as a motorsports facility.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Body or other entity.

“Real Property” means the real property, improvements and fixtures used in the Business and located in Richmond County, North Carolina, a legal description of which is set forth on Schedule 5.8, together with all rights and appurtenances thereto, including any right, title and interest of Seller in and to adjacent streets, easements or rights-of-way.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing (including without limitation the abandonment or discarding of barrels, containers, or other open or closed receptacles).

“Response Action” means any action or activities of “response” as that term is defined in 42 U.S.C. § 9601(25), without regard to any limitation of that term (or terms included therein by reference) to hazardous substances under CERCLA.

“Seller Ancillary Agreements” means all agreements, instruments, certificates and documents being or to be executed and delivered by Seller under this Agreement, but not including the Settlement Agreement.

“Seller Intellectual Property” means all Intellectual Property owned by Seller and relating to the Business, including without limitation (a) the names “North Carolina Speedway” and “The Rock”, (c) all derivations of such names and (b) all pending and registered trademarks and service marks associated with such names.

“Seller Parent” means International Speedway Corporation, a Florida corporation.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, alternative or add-on minimum, value-added, gross income, gross receipts, property, windfall profit, production, ad valorem, sales, use, transfer, gains, license, excise, employment, withholding or minimum tax, stamp or environmental tax or any other tax custom, duty, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

ARTICLE II - PURCHASE AND SALE

2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver the Assets to Buyer, and Buyer shall purchase, accept, assume and receive the Assets from Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, for the consideration set forth in this Agreement. The sale, transfer, assignment and conveyance of the

Assets shall be made by the execution and delivery at Closing of a bill of sale substantially in the form of Exhibit A attached hereto (the “Bill of Sale”), a North Carolina special corporate warranty deed substantially in the form of Exhibit B attached hereto (the “Deed”), and such other instruments of assignment, transfer and conveyance as the Buyer shall reasonably request.

2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets shall be excluded from the transactions contemplated by this Agreement and shall not be sold, transferred conveyed, assigned or delivered by the Seller or purchased, accepted, assumed or received by the Buyer by virtue of this Agreement.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign to Buyer and Buyer shall assume and agree to satisfy and discharge, pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), the obligations of Seller arising after the Closing, and not as a result of any breach or default of Seller, under the Contracts (collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, and Seller shall retain and shall satisfy and discharge, when and as due, any liabilities or obligations of Seller of any nature whatsoever, whether past, current or future, whether accrued or contingent, known or unknown, liquidated or unliquidated, arising now or in the future (the “Excluded Liabilities”).

ARTICLE III - PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be One Hundred Million Four Hundred Thousand Dollars ($100,400,000.00).

3.2 Payment of Purchase Price. At Closing, Buyer shall pay the Purchase Price to Seller or to Seller’s designee including a “qualified intermediary” as that term is used in the Federal Income Tax Regulations, by wire transfer of immediately available funds, in accordance with the instruction set forth on Schedule 3.2.

3.3 Allocation of Purchase Price. Prior to the Closing, the Parties shall use commercially reasonable efforts to agree on an allocation of the Purchase Price for purposes of all reporting to, and all Tax Returns filed with, the IRS and other state and local taxing authorities; provided however, that in the event the Parties are unable to agree, each Party may allocate such portion of the Purchase Price to such intangible assets as it deems appropriate in its sole discretion and no Party shall have any liability to any other Party with respect to this Section 3.3.

ARTICLE IV – CLOSING

4.1 Closing Date. The Closing shall be consummated at 10:00 A.M., local time, within ten (10) days after the later to occur of (a) the satisfaction of the conditions set forth in Articles IX and X and (b) entry by the District Court (as defined in Section 5.3) of an order approving the Settlement Agreement and dismissing the Lawsuit (as defined in Section 5.3), at the offices of Parker, Poe, Adams & Bernstein, L.L.P, 401 South Tryon Street, Suite 3000, Three Wachovia Center, Charlotte, North Carolina, 28202, or on such other date or at such other place or time as shall be agreed upon by Buyer and Seller. The Closing shall be effective as of the close of business on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the “Closing Date.”

4.2 Seller’s Deliveries. Subject to the conditions set forth in Article X, at Closing, Seller shall deliver to Buyer the following:

(a) a certificate of existence of Seller issued by the Secretary of State of the State of North Carolina no earlier than April 1, 2004;

(b) the certificate contemplated by Section 9.1, duly executed by Seller;

(c) a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the Articles of Incorporation of Seller attached thereto; (ii) the bylaws of Seller attached thereto; (iii) the resolutions of the Board of Directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and approving the transactions contemplated hereby (iv) the resolutions of the Board of Directors of Seller Parent authorizing the execution, delivery and performance of this Agreement and approving the transactions contemplated hereby; and (v) incumbency and signatures of the officers of Seller executing this Agreement and/or the Seller Ancillary Agreements;

(d) the Bill of Sale, the Deed and the Assignment and Assumption Agreement, each duly executed by Seller;

(e) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Assets for which a certificate of title or origin is required in order to transfer title;

(f) a lien and possession affidavit, duly executed by Seller, acceptable to Buyer’s title insurance company, and all other documents, title indemnities, and affidavits required by such title company in order for the title company to issue an owner’s title insurance policy without exceptions other than the Permitted Encumbrances;

(g) affidavits, duly executed by Seller, (i) to satisfy federal and state tax reporting requirements and (ii) to confirm that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act;

(h) all consents, waivers and approvals required to be set forth on Schedule 5.3 and all other consents, waivers or approvals, if any, obtained by Seller with respect to the Assets or the consummation of the transactions contemplated by this Agreement;

(i) assignments, in recordable form, with respect to the Intellectual Property and pending applications for the registration or issuance of any Intellectual Property included in the Assets, duly executed by the Seller and in form and substance reasonably satisfactory to Buyer;

(j) a copy (in electronic media) of the list of the customers of the Business to the extent maintained by Seller; and

(k) such other bills of sale, deeds, assignments and other instruments of transfer or conveyance, duly executed by Seller, as may be reasonably requested by Buyer to effect the sale, conveyance and delivery of the Assets to Buyer.

4.3 Buyer’s Deliveries. Subject to the conditions set forth in Article IX, at Closing, Buyer shall pay the Purchase Price and execute and deliver to Seller the following:

(a) the certificate contemplated by Section 10.1;

(b) the Assignment and Assumption Agreement; and

(c) a certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) a copy of the Articles of Incorporation of Buyer attached hereto; (ii) bylaws of Buyer attached hereto; (iii) the resolutions of the Boards of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and approving the transactions contemplated hereby; (iv) the resolutions of the Board of Directors of Buyer Parent authorizing the execution, delivery and performance of this Agreement and approving the transactions contemplated hereby; and (v) incumbency and signatures of the officers of Buyer executing this Agreement and/or the Buyer Ancillary Agreements.

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

5.1 Organization. Seller is a corporation duly organized and validly existing under the laws of the State of North Carolina and has full corporate power and authority to own or lease and to operate and use the Assets owned or leased by it and to carry on the Business as now conducted. Seller is duly qualified to transact business as a foreign corporation in each jurisdiction required in connection with the ownership or leasing of the assets used in the Business and the conduct of the Business, except where the failure to be so qualified would not be reasonably likely to have a material adverse effect on the Business. All of the outstanding shares of capital stock of Seller are owned of record and beneficially by Seller Parent.

5.2 No Subsidiaries. Seller does not own, directly or indirectly, of record or beneficially, any outstanding voting securities or other equity interests in any Person.

5.3 Authority. Seller has full power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Seller of this Agreement and the Seller

Ancillary Agreements have been duly authorized and approved by all necessary corporate action of Seller and its Affiliates. Subject to the provisions of that certain Settlement Agreement dated as of April 8, 2004 (“Settlement Agreement”) among Buyer Parent, Seller Parent and the other parties identified therein which sets forth the terms of a settlement of the derivative lawsuit brought by Francis Ferko and Russell Vaughn against Seller Parent and NASCAR, as defendants, and Buyer Parent, as nominal defendant, which lawsuit is pending in the United States District for the Eastern District of Texas, Sherman Division (the “District Court”) and identified as Case No. 4:02CV50 (the “Lawsuit”), when executed and delivered by Seller, will be a legal, valid and binding agreement enforceable against Seller in accordance with its terms. Except as set forth in the Settlement Agreement or Schedule 5.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller, the consummation of the transactions contemplated this Agreement and the Seller Ancillary Agreements, and the compliance by Seller with, and the fulfillment of the terms, conditions and provisions hereof and thereof will not: (i) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Assets under, (A) any Contract, (B) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Assets is subject or by which Seller is bound, (C) any Court Order to which Seller is a party or any of the Assets is subject or by which Seller is bound, or (D) any Laws affecting Seller or the Assets; (ii) contravene the Articles of Incorporation or Bylaws of Seller; or (iii) other than filings and notices under the HSR Act, require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

5.4 Financial Statements. Schedule 5.4 sets forth the unaudited balance sheets of Seller as of November 30, 2003 (the “Balance Sheet”) and March 31, 2004 (the “Interim Balance Sheet”). Each of the Balance Sheet and the Interim Balance Sheet fairly presents the assets and liabilities of Seller as of their respective dates and have been prepared in accordance with GAAP, subject, in the case of the Interim Balance Sheet, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes. The income of Seller from continuing operations before income Taxes, extraordinary items and the cumulative effect of any accounting changes (excluding intercompany transactions with Affiliates in the normal course of the Business) for the fiscal year ended November 30, 2003 is less than nineteen million dollars ($19,000,000).

5.5 Operations. Except as set forth on Schedule 5.5, except for changes which arise directly or indirectly out of the transactions contemplated by the Settlement Agreement (the “Settlement Agreement Related Transactions”), and except for generally applicable changes in the economy or the industry of operating a motorsports facility, since January 1, 2004, there has been no material adverse change in the Assets or the business, operations, prospects, or condition (financial or otherwise) of the Business, and no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking materially adversely affecting any of the Assets or the Business. Except as set forth in Schedule 5.5, except for Settlement Agreement Related Transactions and except for the offering of post- Closing employment to the Identified Key Employees, since January 1, 2004, Seller has conducted the Business only in the ordinary course and in conformity with past practice and, without limiting the generality of the foregoing, Seller has not:

(a) sold, leased (as lessor), transferred or otherwise disposed of or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the Assets, other than sales of inventory and obsolete assets in the ordinary course of business consistent with past practices;

(b) delayed or accelerated payment of any of Seller’s accounts payable or other liabilities aggregating more than $50,000 beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice (other than in connection with the repayment of intercompany indebtedness);

(c) allowed the levels of goods, supplies or other materials, or outstanding purchase orders therefor, to vary in any materially adverse respect from the levels maintained by Seller in the ordinary course of business consistent with past practices;

(d) made, or agreed to make, any dividend or other distribution of Seller’s assets (other than cash distributions) to Seller Parent or any Affiliates of Seller; or

(e) made any change in the accounting principles and practices from those applied in the preparation of the balance sheets set forth on Schedule 5.4.

5.6 Undisclosed Liabilities. Except as reflected on, reserved against or otherwise disclosed on the Balance Sheet or the Interim Balance Sheet or as specifically set forth on Schedule 5.6, Seller is not subject to any material liability, whether absolute, contingent, accrued or otherwise, except for liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice.

5.7 Taxes. Except as set forth in Schedule 5.7, (a) all Tax Returns which are required to be filed with respect to the Business have been filed by Seller and/or Seller Parent and all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable have been paid; (b) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid; (c) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes; and (d) all monies required to be withheld by Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

5.8 Real Property. Schedule 5.8 contains an accurate legal description, street address and tax parcel identification number of the Real Property. Seller is the sole owner of the Real Property and holds the Real Property in fee simple or its equivalent under local Law, free and clear of all exceptions, variances, limitations or title defects of any nature whatsoever, except for the Permitted Encumbrances. There are no leases affecting the Real Property. Except as set forth on Schedule 5.8, other than the Real Property, Seller has no right, title or interest (ownership or leasehold) in any real property. Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements are in compliance in all material respects with all applicable legal requirements, including those pertaining to zoning, building and the disabled, and, to the Knowledge of Seller, are in a state of repair and condition adequate to conduct the Business, and are free from latent and patent defects that would impair the operation of the Business. No part of any improvement located on the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property. The Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services which have been historically adequate for the operation of the facilities locate thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the Business. None of the Real Property constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.

5.9 Governmental Permits. To the Knowledge of Seller, Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business as currently conducted (herein collectively called “Governmental Permits”). Schedule 5.9 sets forth a list of each Governmental Permit and indicates which of the Governmental Permits will be assigned to Buyer at the Closing. To the Knowledge of Seller, Seller has fulfilled and performed its obligations under each of the Governmental Permits, and, to the Knowledge of Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit. No written notice of cancellation, of default or of any dispute concerning any Governmental Permit, has been received by Seller. To the Knowledge of Seller, each of the Governmental Permits is valid, subsisting and in full force and effect.

5.10 No Broker. Neither Seller nor any Person acting on behalf of Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.11 Insurance. Schedule 5.11 sets forth a list and brief description of all policies of insurance maintained, owned or held by Seller related to the Assets. Seller shall keep or cause to be kept such insurance or comparable insurance in full force and effect through the Closing Date. To the Knowledge of Seller, Seller has complied with each of such insurance policies in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner.

5.12 Inventory. All of inventory listed on Schedule 1.1(a) included in the Assets: (i) are merchantable, or suitable and useable for sale in the ordinary course of the Business that could be sold at normal mark-ups; (ii) are valued at not more than actual cost; and (iii) are the property of Seller.

5.13 Title to Assets; Condition.

(a) Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.13(a) (which scheduled Encumbrances will be discharged at or prior to the Closing Date). Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.2, Seller will thereby transfer to Buyer good and marketable title to the Assets, subject to no Encumbrances except for Permitted Encumbrances.

(b) To the Knowledge of Seller, all of the fixed assets listed on Schedule l.l(b) included in the Assets are in reasonably good operating condition and repair.

(c) Except for the Excluded Assets and the leased assets listed on Schedule 5.13(c), the Assets comprise all of the assets, properties, contracts, leases and rights necessary for Buyer to operate the Business in substantially the manner operated by Seller prior to the Closing.

(d) Except as set forth on Schedule 5.13(d), all of the Assets are located on the Real Property and, other than the Excluded Assets and the leased assets listed on Schedule 5.13(c), all of the assets located on the Real Property are owned by Seller and included in the Assets.

(e) Notwithstanding anything to the contrary contained in this Section 5.13, Seller makes no representation or warranty regarding whether sanctions historically granted with respect to the Business will be granted for any events to be held after the Closing Date.

5.14 Employees and Related Agreements; ERISA. Seller neither maintains nor contributes to, and has never maintained or contributed to, either an Employee Plan that is subject to Title IV of ERISA or a multiemployer plan within the meaning of Section 3(37) of ERISA. Seller is current in the payment of all wages and benefits to all of its employees. Seller has fewer than 100 employees (including part-time employees) and is not a “covered employer” under or otherwise subject to the Worker Adjustment Retraining and Notification Act of 1988 by reason of the transactions contemplated by this Agreement.

5.15 Employee Relations. Seller has complied in all material respects with all applicable Laws which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing. No employee of Seller, incident to his or her employment with Seller, is a party to a collective bargaining agreement or any similar contract or agreement with a union. Seller is not a party to or, to the Knowledge of Seller, threatened with any material dispute with a union. To the Knowledge of Seller, Seller’s employees relating to the Business have not, while employed by Seller, been engaged in any union organizing or election activities.

5.16 Contracts. (a) Seller has provided Buyer with access to copies of all material executory contracts, agreements and understandings, whether written or oral, to which Seller or Seller Parent is a party and which relate primarily to the Business, including contracts:

(i) for employment of any person who is a full-time employee;

(ii) for the performance of services or delivery of goods by or to Seller of an amount or value in excess of $50,000;

(iii) for capital expenditures in excess of $50,000;

(iv) purporting to restrict Seller’s business activity or limit its ability to engage in a line of business or compete with another Person;

(v) involving any guarantee by Seller of the performance of another Person other than in the ordinary course of Business;

(vi) pursuant to which Seller is a licensor or licensee of Seller Intellectual Property; and

(vii) not in the ordinary course of business and providing for payments to a Person based on sales, purchases or profits, other than direct payment for goods.

Seller has provided Buyer with access to copies of each of the listed agreements (or, in the case of oral agreements, written summaries) and of all amendments and modifications thereto, with appropriate redactions for information relating to any Affiliate of Seller.

(b) Except as set forth on Schedule 5.16, to the Knowledge of Seller, each Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms except to the extent such enforceability may be limited by bankruptcy or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. To the Knowledge of Seller, there exists no breach of, or event of default or condition which (with or without compliance with any applicable notice requirements, the passage of time or both) would become an event of default under, any contract, and no waiver, indulgence or postponement of any other party’s obligations under any Contract has been granted. Seller has delivered to Buyer or made available to Buyer for review complete and accurate copies of all Contracts, and there are no material oral agreements or understandings relating to the Contracts. Except as set forth on Schedule 5.16, none of the rights of Seller under any Contract are subject to termination or modification as a result of the transactions contemplated hereby. To the Knowledge of Seller, no party to any Contract intends to cancel or terminate any Contract before the expiration of its current term.

5.17 No Violation, Litigation or Regulatory Action. Except as set forth in a certificate of Seller delivered simultaneously with the execution of this Agreement: (a) the Assets and their current uses comply in all material respects with all applicable Laws and Court Orders; (b) since December 1, 2000, Seller has complied with all Laws and Court Orders, except where the failure to comply with a Law or Court Order would not be reasonably likely to have a material adverse effect on the Business; (c) there are no material lawsuits, claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller; and (d) any such lawsuits, claims, suits or proceedings against Seller are fully insured by Seller’s insurance carrier without reservation subject only to the payment of applicable deductibles.

5.18 Intellectual Property. Schedule 5.18 contains an accurate and complete list of all Seller Intellectual Property. Except as set forth on Schedule 5.18, there is no existing claim, or, to the Knowledge of Seller, any threatened claim, against Seller alleging that any of its operations, activities or assets related to the Business infringe the Intellectual Property rights of others or that Seller is wrongfully or otherwise using the Intellectual Property rights of others with respect to the Business. There is no existing claim, or, to the Knowledge of Seller, any reasonable basis for any claim, by Seller against any third party that the operations, activities or assets of such third party infringe the Intellectual Property rights of Seller related to the Business or that such other third party is wrongfully or otherwise using the Seller Intellectual Property.

5.19 Disclosure. No representation or warranty of Seller contained herein or any Seller Ancillary Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty, in light of the circumstances in which it was made, not misleading.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) The Business is, has at all times since December 1, 2000 been, and to the Knowledge of Seller, has been prior to such date, conducted in compliance in all material respects with all applicable Environmental Laws, and Seller and the Assets are, and have at all times been, in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of Seller, Seller has (i) timely filed all reports required to be filed under any Environmental Laws; (ii) obtained all Governmental Permits required under any Environmental Laws, and is and has at all times been in compliance with such Governmental Permits; and (iii) generated and maintained all required data, documentation, and records under any Environmental Laws. Neither Seller nor any Affiliate of Seller, nor (to the Knowledge of Seller) any predecessor of either of them, has received any notice of an Environmental Claim, including without limitation, any notice from any Governmental Body or any other Person advising it of a violation of Environmental Laws with respect to the Business or the Assets or that it is responsible for or potentially responsible for corrective action or investigation or response costs with respect to a Release, a threatened Release, or clean up of Hazardous Materials with respect to the Business or the Assets and neither Seller nor any Affiliate of Seller has any reason to believe that such notice may be forthcoming.

(b) To the Knowledge of Seller, neither Seller nor any Affiliate of Seller nor any other Person has placed, held, located, handled, managed, stored, buried or Released any Hazardous Materials on, beneath or about any of the Real Property. To the Knowledge of Seller, no Environmental Condition exists, and no event has occurred, with respect to the Business or Assets, which with the passing of time or the giving of notice or both, would constitute a violation of any Environmental Laws or otherwise give rise to costs, liabilities or obligations under any Environmental Laws or to the need for Response Action. To the Knowledge of Seller, the Real Property does not contain any asbestos, polychlorinated biphenyls (PCBs) or lead-based paint. To the Knowledge of Seller, neither Seller nor any Affiliate of Seller nor any predecessor of either of them, has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Material generated by the Business or by or on the Assets to any location whatsoever, including without limitation any location (i) which is listed on the National Priorities List or the CERCLIS list under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) which is listed on any similar federal, state or local list, (iii) which is or may become the subject of federal, state or local enforcement action or other investigation; or (iv) about which Seller has received or has reason to expect it would receive a Potentially Responsible Party notice or similar notice under any Environmental Law.

5.21 DISCLAIMER. EXCEPT AS SET FORTH IN THIS ARTICLE V, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE TANGIBLE ASSETS OF SELLER OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2 Authority. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary corporate action. Subject to the provisions of the Settlement Agreement, this Agreement and each of the Buyer Ancillary Agreements will be, when executed and delivered by Buyer and the other parties thereto, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms. Except as set forth in the Settlement Agreement, the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements, the consummation of any of the transactions contemplated hereby and thereby and the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will not: (a) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (ii) any Court Order to which Buyer is a party or by which it is bound or to which any of its properties is subject or (iii) any Laws affecting Buyer; (b) contravene the Articles of Incorporation or Bylaws of Buyer; or (c) other than filings and notices under the HSR Act, require the approval, consent, authorization or act of, or the making by Buyer of any declaration to, or filing or registration with, any Person.

6.3 No Broker. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4 No Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement.

ARTICLE VII – ACTIONS PRIOR TO THE CLOSING DATE

7.1 Investigation by Buyer. After execution by Buyer of a confidentiality agreement in a form reasonably satisfactory to the Parties, Seller shall afford to the managers, employees, lenders and authorized representatives of Buyer reasonable access during normal business hours to the offices, properties, employees and business and financial records of Seller relating solely to the Asset and/or the Business (with any other information in such documents being redacted) to the extent reasonably required by Buyer for purposes of investigating the Assets and the Business. Access to the business and financial records may at the option of Seller be provided at a location other than Seller’s business office. Access to Seller’s offices and the properties may be scheduled after business hours. Access to employees shall be subject to such reasonable limitations as may be imposed by Seller to minimize risk of an adverse impact on employee relations. Buyer and Buyer Parent have executed and delivered to Seller an Inspection Indemnification Agreement pursuant to which Buyer shall be permitted to conduct environmental investigations in accordance with the terms of such agreement. The Parties agree to coordinate all due diligence investigations in a manner which will ensure the confidential nature of the transactions contemplated by this Agreement.

7.2 Consents of Third Parties; Governmental Approvals.

(a) Seller Parent and Buyer Parent have filed an acquired person’s and acquiring person’s notification and report form required by the HSR Act with respect to the transactions contemplated by this Agreement. Each of the Parties shall use its commercially reasonable efforts and shall cooperate with the other parties as shall be reasonably necessary to secure the termination of any applicable HSR or other waiting period and to obtain as promptly as possible all other necessary approvals, authorizations and consents of governmental authorities required to be obtained by it, to consummate the transactions contemplated hereby. Each of the Parties further agrees to use commercially reasonable efforts to comply promptly with all requests or requirements for information, documentary or otherwise, by any governmental authority pursuant to the HSR Act or other applicable law.

(b) Seller will act diligently and reasonably to secure, before the Closing Date, all consents, approvals or waivers required to be set forth in Schedule 5.3, in form and substance reasonably satisfactory to Buyer.

7.3 Operations Prior to the Closing Date. Except as contemplated hereby or except for Settlement Agreement Related Transactions, Seller shall operate and carry on the Business only in the ordinary course of business consistent with past practice. Consistent with the foregoing, Seller shall keep and maintain the Assets in reasonably good operating condition and repair subject to normal wear and tear, and shall use its commercially reasonable efforts consistent with good business practice to maintain the Assets intact and to not take any action to diminish the goodwill of the Business. Notwithstanding the foregoing, except with the express written approval of Buyer (not to be unreasonably withheld), Seller shall not take and shall not permit any Seller Affiliate to take, any of the actions listed in Section 5.5.

7.4 Notification by Seller of Certain Matters. During the period prior to the Closing Date, Seller will promptly advise Buyer in writing of any material adverse change in the condition of the Assets or the Business or any event or development of which the Seller has

Knowledge and which renders or is reasonably likely to render any representation or warranty contained in Article V inaccurate as of the Closing Date in any material respect.

ARTICLE VIII – ADDITIONAL AGREEMENTS

8.1 Employees and Employee Benefit Plans. Buyer has no obligation to offer employment to any individuals who are employees of the Business. Any individuals who are extended and accept offers of employment from Buyer, on such terms as Buyer shall determine, shall become employees of Buyer as of the Closing Date (the “Continuing Employees”). Buyer shall not assume any obligations for any employee plan of Seller or for any other obligations of Seller or any Seller Affiliate to the employees or former employees of the Business. Seller will fully provide or pay for all liabilities or obligations to its employees arising on or prior to the Closing Date under any and all Seller employee benefit plans or any other employee benefit arrangements. Seller shall provide continuation coverage to each individual who under the terms of Seller’s health plan is entitled to continuation rights pursuant to Code Section 4980B or Part 6 of Subtitle I of ERISA, including, without limitation, any and all employees (and eligible dependents) of the Business. Seller shall be responsible for the costs and consequences associated with the termination of any Seller employee who does not become a Continuing Employee for any reason, including without limitation, any liabilities which arise under the Worker Adjustment and Retraining Notification Act of 1988. Buyer shall be responsible for the costs and consequences associated with the termination after the Closing of any Continuing Employee by Buyer for any reason.

8.2 Taxes. Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Assets and the Assumed Liabilities, in each case to the extent attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Assets and the Assumed Liabilities, in each case to the extent attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period beginning after the Closing Date. All Taxes shall be allocated on a daily basis. Notwithstanding anything contained in this Section, any sales Tax, use Tax, transfer or real property gains Tax, or documentary stamp Tax or similar Tax attributable to the sale or transfer of the Assets or the Assumed Liabilities shall be paid by Seller. Seller or Buyer, as the case may be, shall provide prompt reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of Section 8.3.

8.3 Excluded Liabilities. Seller shall cause all of the Excluded Liabilities to be paid, or adequate provision to be made for the payment thereof.

8.4 Memorabilia. Following the Closing, Buyer shall not display the memorabilia identified on Schedule 1.1(c) (such scheduled items, the “Memorabilia”) at any location other than the Real Property except in connection with the sale, or the solicitation of bids for the sale, of the Memorabilia. Buyer acknowledges and agrees that the net proceeds from any sale of the Memorabilia shall be contributed to the charity of the Buyer’s choosing.

8.5 Customer Lists. Buyer acknowledges and agrees that nothing contained in this Agreement shall prevent Seller or any Affiliate of Seller from maintaining lists of any customers of Seller, using such lists or soliciting any customers of Seller or any sponsors affiliated with Seller following the Closing.

8.6 Retained Information. From and after the Closing Date, Seller shall not retain any records or other documents related solely to the business or operations of the Business prior to the Closing Date (the “Transferred Business Records”) other than (a) records or other documents (i) which Seller is specifically permitted to retain under the terms of this Agreement or (ii) which relate to the Excluded Assets or (b) financial records and supporting documents which relate to tax years which remain subject to review and audit by taxing authorities having jurisdiction over Seller (collectively the “Retained Business Records”). After the Closing, Buyer shall make available to Seller the Transferred Business Records for inspection and copying to the extent Seller requires access to such records in response to tax audits or other reasonable business necessity provided that such records shall not be used in a manner which is detrimental to the interests of Buyer. After the Closing, Seller shall make available to Buyer the Retained Business Records for inspection and copying to the extent Buyer requires access to such records for reasonable business necessity provided that such records shall not be used in a manner which is detrimental to the interests of Seller. Nothing contained in this Section shall restrict Seller or Buyer from obtaining access to the Transferred Business Records or the Retained Business Records incident to discovery in litigation to which Buyer or Seller are parties and utilizing such records with respect to any such litigation. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, the Transferred Business Records and Seller agrees that it shall preserve and keep, or cause to be preserved and kept, the Retained Business Records, in each case for a period of six (6) years following the Closing Date. After such six (6) period, before Buyer shall dispose of any Transferred Business Records or Seller shall dispose of any Retained Business Records, such Party shall give at least 90 days’ prior written notice of such intention to dispose to the other Party, and such other Party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Transferred Business Records or Retained Business Records, as the case may be, as it may elect.

ARTICLE IX – CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein, and each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, without giving any effect to any materiality qualifiers contained in such representations and warranties. There shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing Date, signed by Seller.

9.2 No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall have been no material damage to the Assets by fire, flood, casualty, act of God or the public enemy or other cause, or other material adverse change in the Assets, which is not covered in all material respects by insurance proceeds assigned to Buyer or remediated by action of Seller prior to the Closing.

9.3 HSR Act. The waiting period under the HSR Act shall have expired or been earlier terminated.

9.4 Necessary Consents. The Seller shall have obtained the consents, in form and substance reasonably satisfactory to Buyer, required to be specified in Schedule 5.3.

9.5 Release of Encumbrances on the Assets. Buyer shall have received evidence reasonably satisfactory to it that all Encumbrances on the Assets other than Permitted Encumbrances, including, without limitation, the Encumbrances described in Schedule 5.13(a) shall have been released and that termination statements with respect to all UCC financing statements relating to such Encumbrances have been or will be filed at the expense of Seller.

9.6 Environmental Report. Buyer shall have received a Phase I Environmental Site Assessment with respect to the Real Property which complies with the latest ASTM standards and any anticipated EPA standards under the Brownfields Revitalization Act (the “Phase I Report”) and the Phase I Report shall not have identified any potential Environmental Conditions other than those potential Environmental Conditions specifically identified in the Phase I Environmental Site Assessment dated April 1996 with respect to the Real Property prepared by Enviro-Sciences, Inc. for Seller and United Carolina Bank.

9.7 Real Property Title Report. Buyer shall have received a title commitment (the “Title Commitment”) as to the Real Property issued by a title insurance company for Buyer as the proposed owner providing for the issuance at Closing to Buyer of a standard ALTA form owner’s policy of title insurance for the Real Property issued at standard rates as compared to comparable real property in the county and State in which the Real Property is located, together with such endorsements as Buyer shall request to the extent same are available in the state and county where the Real Property is located. The Title Commitment shall have disclosed that Seller holds marketable fee simple title to the Real Property, free and clear of all Encumbrances, except for the Permitted Encumbrances.

ARTICLE X- CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein, and each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date. There shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed by Buyer.

10.2 HSR Act. The waiting period under the HSR Act shall have expired or been earlier terminated.

ARTICLE XI- INDEMNIFICATION; TERMINATION

11.1 Indemnification by Seller.

(a) Upon the terms and subject to the conditions hereof, Seller agrees, from and after the Closing, to indemnify and hold harmless Buyer, its officers, directors, stockholders and their respective lenders, employees, agents, Affiliates, lessees (including any successor purchasers of all or part of the Real Property), successors and permitted assigns from and against any and all claims, notices, actions, proceedings, judgments, causes of action, liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), losses, demands, costs, assessments, damages, (including without limitation exemplary, special, consequential, punitive, multiple, natural resources and other damages), interest, penalties and expenses (including without limitation expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding relating to any matter indemnified against hereunder, court filing fees, court costs, arbitration fees or costs, witness fees, Response Action costs and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals) (collectively, the “Losses”) incurred by or asserted against any of them after the Closing Date in connection with or arising from: (i) any breach by Seller of any of its covenants or obligations in this Agreement or in any of the Seller Ancillary Agreements; or (ii) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or in any of the Seller Ancillary Agreements; or (iii) any of the Excluded Liabilities or Seller’s failure to pay them; (iv) (A) any known or unknown Environmental Claims, (B) the presence or suspected presence of any Environmental Condition, (C) the migration on, under or from the Real Property, before or after the Closing Date, of any Environmental Condition, (D) the actual or alleged violation, on or before the Closing, of any Environmental Law with respect to the Business and/or the Assets, and (E) the matters or circumstances listed on Schedule 5.20, regardless or whether, by operation of law or otherwise, Buyer is or may also be liable for any of the foregoing matters; (v) Seller’s or its employees’, agents’, consultants’ or contractors’ performance of Response Actions pursuant to Section 11.1 (c) of this Agreement; or (vi) any assertion against Buyer of any liability of Seller accruing on or prior to the Closing Date or arising out of the operation of the Business or ownership of the Assets after the Closing Date.

(b) Except with respect to claims based on fraud and subject to the provisions of Section 12.9, from and after the Closing the indemnification obligations set forth in Section 11.1 (a) shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any Seller Ancillary Agreement. Recovery by Buyer and its Affiliates for indemnification shall be limited as follows: (i) Buyer and its Affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 11.3 below and, with respect to claims made pursuant to Section 11.1(a)(ii) above, within the time period for survival set forth in Section 12.1 below; (ii) Buyer and its Affiliates shall not be entitled to recover any amount for indemnification claims under Section ll.l(a)(ii) unless and until the amount which Buyer and its Affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $50,000 (the “Deductible”), in which event (subject to clause (iii) below) the entire amount which Buyer and its Affiliates are entitled to recover in respect of such claims less the Deductible shall be payable; provided, however, that the Deductible shall not apply to those matters identified in the Phase I Report, which matters Buyer (x) concludes in its reasonable discretion require further investigation or evaluation, and (y) identifies to Seller prior to Closing; (iii) except with respect to claims based on fraud and except with respect to claims made pursuant to Section ll.l(a)(iv), the maximum amount recoverable by Buyer and its Affiliates for indemnification claims under Section 11.1 (a) shall in the aggregate be equal to Twelve Million Dollars ($12,000,000); (iv) except with respect to claims based on fraud, the maximum amount recoverable by Buyer and its Affiliates for indemnification claims under Section ll.l(a)(iv) shall in the aggregate be equal to the Purchase Price (the “Environmental Indemnification Cap”); and (v) Buyer and its Affiliates shall not be entitled to recover any Losses to the extent of insurance proceeds received by Buyer or its Affiliates in connection with the facts giving rise to such indemnification claim. If and to the extent that Seller or its Affiliates actually receives reimbursement under any policy of insurance currently or hereinafter in effect for any matter for which indemnification is owing by Seller hereunder, Seller shall pay over to Buyer the amount so received under the insurance policy, less any deductibles, self-insured retentions, reimbursement obligations, premiums or other costs incurred or owing by Seller or its Affiliates in respect of or relating to such insurance, notwithstanding the provisions of clauses (ii) and (iii) above limiting Buyer’s and its Affiliates’ rights to recovery for indemnification.

(c) (i) In the event that (A) Hazardous Materials are found to be present at, in, under or around the Assets (including without limitation in the soil, groundwater, surface water, sediment or other media) at levels exceeding applicable standards established pursuant to Environmental Laws or otherwise so as to impose liability under Environmental Laws, and such Hazardous Materials resulted or arose from events, acts or omissions that occurred or conditions that existed prior to the Closing, or (B) the resolution of an Environmental Claim indemnified pursuant to Section 11.1(a) requires the performance of Response Actions, Seller shall perform all Response Actions required by Environmental Laws with respect to the Hazardous Materials or required to resolve the Environmental Claim, as the case may be.

(ii) Seller shall keep Buyer informed of the progress of the Response Actions undertaken by Seller pursuant to this Section, and shall provide Buyer with copies of all reports, data and correspondence related to the Response Action. Seller shall perform all Response Actions at its sole expense and in compliance with Environmental Laws and sound engineering and consulting practices and standards. Seller shall also require its employees, agents, consultants and contractors performing the Response Actions to comply with Buyer’s reasonable health and safety procedures and standards for persons entering the Real Property. Seller and its employees, agents, consultants and contractors shall avoid unreasonable interference with operations and activities on the Real Property. Without limiting any of its other rights, Buyer shall have the right, but not the obligation, to (A) inspect and observe the Seller’s Response Actions, including without limitation monitoring equipment and devices, (B) take split samples of any media sampled by Seller or its consultant(s), and (C) participate in any meetings or negotiations with government agencies concerning the Response Actions.

(iii) Buyer shall provide Seller and Sellers’ employees, agents, consultants and contractors with reasonable access to the Real Property at reasonable times and on reasonable notice to conduct the Response Actions under this Section. Seller shall provide Buyer with an advance written description of the Response Actions to be conducted on the Real Property, including without limitation the location of any such activities. Buyer shall provide Seller with data from testing conducted by Buyer or, if available to Buyer, a third party with respect to a matter covered by this Section. Buyer shall also cooperate with Seller in Seller’s performance of the Response Actions, including without limitation providing Seller with access to utilities as reasonably necessary to perform the Response Action; provided that Seller will compensate Buyer for any cooperation undertaken and services provided.

(iv) Seller’s obligation to perform Response Actions with respect to a particular matter covered by this Section will terminate upon the issuance of a “No Further Action Letter” or substantively similar determination by the government agency exercising jurisdiction over the matter. Seller shall not agree to or impose a Response Action that results in deed restrictions or other use limitations on the Property without Buyer’s prior written consent.

(v) The maximum amount to be expended by Seller pursuant to this Section 11.1(c) shall not exceed the Environmental Indemnification Cap. Any Response Action costs in excess of the Environmental Indemnification Cap shall be the Buyer’s responsibility.

11.2 Indemnification by Buyer. Upon the terms and subject to the conditions hereof, Buyer agrees, from and after the Closing, to indemnify and hold harmless Seller, its officers, directors, stockholders and their respective lenders, employees, agents, Affiliates, lessees, successors and permitted assigns from and against any and all Losses incurred by any of them after the Closing Date in connection with or arising from: (i) any breach by Buyer of any of its covenants or obligations in this Agreement or in any Buyer Ancillary Agreement; (ii) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or in any Buyer Ancillary Agreement; (iii) any Assumed Liability; or (iv) any assertion against Seller of any liability of Buyer or any Party to which Buyer transfers or assigns any of the Assets (a “Buyer Transferee”) accruing after the Closing Date or arising out of the operation of the Assets or the business of Buyer or a Buyer Transferee after the Closing Date (other than to the extent relating to the Excluded Liabilities, and except to the extent the Buyer may have a claim against Seller under this Agreement). Except with respect to claims based on fraud, from and after the Closing the indemnification provided in this Section 11.2 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any Buyer Ancillary Agreement. Seller and its Affiliates shall not be entitled to recover any Losses to the extent of insurance proceeds received by Seller or its Affiliates in connection with the facts giving rise to such indemnification claim.

11.3 Notice of Claims. Any Person (the “Indemnified Party”) seeking indemnification hereunder shall promptly give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim; provided, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

11.4 Third Person Claims. The Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense of any third Person claim, action or suit against any Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, (i) unless such third Person claim, action or suit against such Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing adverse effect after resolution of such claim, action or suit in any material respect on the business of the Buyer or the Assets, the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such claim, action or suit and (ii) the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

11.5 Limitation on Environmental Liability. Buyer understands and agrees that the rights accorded it by Section 11.1(a) and (c) are its sole and exclusive remedy against Seller or any of its Affiliates with respect to any claims arising under any Environmental Laws. Except for recovery permitted under Section 11.1(a) and Seller’s obligations under Section 11.1(c), Buyer (on its own behalf and on behalf of its Affiliates including, without limitation, the successors and assigns of any of the foregoing) hereby waives any right to seek contribution or other recovery from Seller or any of its Affiliates that any of them may now or in the future ever have under any Environmental Laws. Except for recovery permitted under Section 11.1(a) and Seller’s obligations under Section 11.1(c), Buyer (on its own behalf and on behalf of its Affiliates (including the successors and assigns of any of the foregoing) hereby further unconditionally releases Seller and its Affiliates from any and all claims, demands, and causes of action that any of them may now or in the future ever have against Seller or any of its Affiliates for recovery under any Environmental Laws.

11.6 Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to Section 11.1 or 11.2 above, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

11.7 Limitation of Consequential Damages. In no event shall Buyer or any of its Affiliates or Seller or any of its Affiliates, as applicable, be liable for loss of profits or consequential damages by reason of a breach of any representation or warranty made by Buyer or any of its Affiliates or Seller or any of its Affiliates, as applicable, in this Agreement or any Seller Ancillary Agreements or Buyer Ancillary Agreements, as applicable.

11.8 Termination.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Parties; (ii) by Buyer, in the event of any material breach by Seller of any of its agreements, representations or warranties contained herein; or (iii) by Seller, in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein. This Agreement may be terminated under Section 11.8(a)(ii) or (a)(iii) by the delivery by the terminating Party of notice of termination to the other Parties. In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the Parties under this Agreement shall be terminated without further liability of any party to the other, provided that nothing in this Section 11.8(a) shall relieve any Party from liability for its breach of this Agreement.

(b) In the event the Settlement Agreement by its terms becomes null and void ab initio, this Agreement shall simultaneously become null and void ab initio.

ARTICLE XII – GENERAL PROVISIONS

12.1 Survival of Obligations. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for one (1) year with the exception of (a) the representations and warranties of Seller contained in Section 5.7 which shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days, (b) the representations and warranties of Seller contained in Section 5.13(a) which shall survive the Closing for a period of five (5) years and (c) the representations and warranties of Seller contained in Section 5.20 which shall survive the Closing for a period of three (3) years. The covenants and agreements contained herein or in any of the Seller Ancillary Agreements or Buyer Ancillary Agreements shall survive the Closing, subject to any applicable statute of limitations. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations. Notwithstanding anything contained in the foregoing, Seller’s indemnification obligations under Section 11.1(a)(iii) through (vi), Seller’s obligations under 11.1(c) and Buyer’s indemnification obligations under Section 11.2(iii) and (iv) shall survive the Closing indefinitely.

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without regard to conflicts-of-laws principles that would require application of any other law.

12.3 Public Announcements. Except as required by law or the Settlement Agreement, none of the Parties shall make, or cause to be made, directly or indirectly, any public disclosure or other announcement with respect to the transactions contemplated hereby without the prior written consent of the Parties. The parties shall cooperate with each other in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement, which announcements shall be consistent with the terms of the Settlement Agreement.

12.4 Use of Names. Within ten (10) Business Days after the Closing, Seller shall take all necessary action to effect a change of name of Seller to a name other than any the “North Carolina Speedway” or “The Rock” or any derivatives thereof. After the Closing, Seller (on its own behalf and on behalf of its Affiliates including, without limitation, the successors and assigns of any of the foregoing) agrees that it shall not commercially use the names “North Carolina Speedway” or “The Rock” or any derivatives thereof or any trademarks or service marks associated therewith; provided, that, Seller and its Affiliates shall be permitted a reasonable transition period (not to exceed 60 days) to remove the names “North Carolina Speedway” and “the Rock” from websites and promotional materials which currently incorporate such names; provided, further, that, Affiliates of Seller shall be permitted to (a) sell or distribute merchandise containing the names “North Carolina Speedway” and “The Rock” which have been acquired prior to the date of this Agreement pursuant to a valid license agreement and (b) use the names “North Carolina Speedway” and “The Rock” in connection with non-public archival records. Seller acknowledges and agrees that Buyer would suffer irreparable injury, which could not be fairly remedied by money damages, in the event of a breach by Seller of the provisions of this Section and that Buyer shall be entitled to an injunction restraining Seller from any breach thereof.

12.5 Bulk Sales Law. Buyer waives compliance by Seller with applicable bulk sales or transfer Laws, provided that such waiver shall not affect the indemnification obligations of Seller under Section 11.1.

12.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, by reputable overnight delivery or courier or by facsimile transmission, addressed as follows:

If to Buyer, to:	Speedway Motorsports, Inc. P.O. Box 600 Concord, NC 28206 Attention: William R. Brooks Facsimile No. (704) 532-3312

with a copy to:	Parker, Poe, Adams & Bernstein L.L.P. 401 South Tryon Street, Suite 3000 Charlotte, North Carolina 28202 Attention: Fred T. Lowrance Facsimile: (704) 334-4706

If to Seller, to	International Speedway Corporation 1801 W. International Speedway Boulevard Daytona Beach, FL 32114 Attention: Glenn R. Padgett Facsimile: (386) 947-6884

with a copy to:	Howrey Simon Arnold & White, LLP 1299 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Attention: Roger A. Klein Facsimile: (202) 383-6610

or to such other address as such Party may indicate by a written notice delivered to the other Parties. Notice of change of address shall be effective only upon receipt thereof. All such other notices and other communications shall be deemed effective (a) if by personal delivery, upon receipt, (b) if by registered or certified mail, on the seventh Business Day after the date of mailing thereof, (c) if by reputable overnight delivery or courier, on the first Business Day after the date of mailing or (d) if by facsimile transmission, immediately upon receipt of a transmission confirmation, provided notice is sent on a Business Day between the hours of 9:00 a.m. and 5:00 p.m., recipient’s time, but if not then upon the following Business Day.

12.7 Successors and Assigns. The rights of any Party under this Agreement shall not be assignable by operation of law or otherwise by such Party without the prior written consent of the other Parties, except that Buyer may assign its rights to acquire any or all of the Assets to any existing or future Affiliate of Buyer without the prior written consent of Seller, provided that such assignment shall not relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and legal representatives. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 12.7 any right, remedy or claim under or by reason of this Agreement.

12.8 Entire Agreement; Amendments; Interpretation. This Agreement, together with the Schedules, which are hereby incorporated herein by reference, and the Settlement Agreement contain the entire understanding of the Parties with regard to the purchase and sale of the Assets, and supersede all prior agreements, understandings or letters of intent with regard to such subject matter between or among any of the Parties. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Settlement Agreement, the terms and conditions of the Settlement Agreement shall control. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the Parties. Information set forth on a Schedule of this Agreement which includes sufficient detail that a reader with knowledge of the transactions contemplated hereby would recognize the relevance of such information to another Schedule to this Agreement shall be deemed to be set forth on such other Schedule. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless expressly stated to the contrary, any reference herein to an Exhibit or Schedule shall refer to an Exhibit or Schedule attached hereto, and any reference herein to a Section or Article shall refer to a Section or Article hereof. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. With regard to all dates and time periods referred to in this Agreement, time is of the essence.

12.9 Enforcement of Agreement. Seller acknowledges and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.10 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof only in a writing signed by such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.11 Expenses. Each Party will pay all costs and expenses incident to such Party’s negotiation and preparation of this Agreement and to such Party’s performance and compliance with all agreements and conditions contained herein on its, his or her part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such Party arising from any breach of this Agreement by another Party.

12.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.

12.13 Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer and such other documents as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Assets.

ARTICLE XIII – LIMITED OBLIGATIONS OF BUYER PARENT AND SELLER

PARENT

13.1 Seller Parent Obligations. The Seller Parent hereby joins in this Agreement for the limited purposes of unconditionally and irrevocably agreeing, for the benefit of Buyer and its successors and permitted assigns, and does hereby so agree, (a) to cause the Seller to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions set forth herein and to fulfill and perform each of its obligations hereunder, and (b) in the event that Seller fails to pay or perform any of its obligations hereunder, upon written demand by Buyer (or its successor or permitted assigns), to promptly pay or perform such obligations. The obligations of the Seller Parent under this Section 13.1 are joint and several with, and independent of the obligations of, Seller, and a separate action or actions may be brought and prosecuted against the Seller Parent whether action is brought against Seller or whether Seller be joined in any such action or actions. The Seller Parent hereby waives any right to require Buyer to (i) proceed against Seller, or (ii) pursue any other remedy of Buyer whatsoever. The obligations of the Seller Parent shall be absolute, irrevocable and unconditional, present and continuing, irrespective of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of or termination of the existence of Seller or any circumstance which might constitute a legal or equitable discharge of a guarantor; it being agreed that the obligations of the Seller Parent under the shall not be discharged except by payment, observance or performance as herein provided.

13.2 Buyer Parent Obligations. The Buyer Parent hereby joins in this Agreement for the limited purposes of unconditionally and irrevocably agreeing, for the benefit of Seller and its successors and permitted assigns, and it does hereby so agree, (a) to cause the Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions set forth herein and (b) in the event that Buyer fails to pay or perform any of its obligations hereunder, upon written demand by Seller (or its successors or permitted assigns), to promptly pay or perform such obligations. The obligations of the Buyer Parent under this Section 13.2 are joint and several with, and independent of the obligations of, Buyer, and a separate action or actions may be brought and prosecuted against the Buyer Parent whether action is brought against Buyer or whether Buyer be joined in any such action or actions. The Buyer Parent hereby waives any right to require Seller to (i) proceed against Buyer, or (ii) pursue any other remedy of Seller whatsoever. The obligations of the Buyer Parent shall be absolute, irrevocable and unconditional, present and continuing, irrespective of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of or termination of the existence of Buyer or any circumstance which might constitute a legal or equitable discharge of a guarantor; it being agreed that the obligations of the Buyer Parent under the shall not be discharged except by payment, observance or performance as herein provided.

(Signatures appear on following page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NORTH CAROLINA SPEEDWAY, INC.

By:	/s/ Glenn R. Padgett
Its:	Secretary

SPEEDWAY TBA, INC.

By:	/s/ O. Bruton Smith
Its:	President

SPEEDWAY MOTORSPORTS, INC.

By:	/s/ O. Bruton Smith
Its:	CEO

INTERNATIONAL SPEEDWAY CORPORATION

By:	/s/ Glenn R. Padgett
Its:	Vice President & Chief Counsel

EXHIBITS

TO

ASSET PURCHASE AGREEMENT

Exhibit A	Bill of Sale

Exhibit B	Deed

Exhibit C	Assignment and Assumption Agreement